Exhibit 5.1

One Logan Square

130 North 18th Street | Philadelphia, PA 19103-6998

blankrome.com

Phone:	215-569-5500
Fax:	215-569-5555

May18, 2018

Dorman Products, Inc.

3400 East Walnut Street

Colmar, PA 18915

Ladies and Gentlemen:

We have acted as counsel to Dorman Products, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (“Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of 1,200,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), issuable pursuant to the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Company’s Amended and Restated Articles of Incorporation, as amended; (ii) the Company’s Amended and Restated By-Laws, as amended; (iii) resolutions adopted by the Company’s Board of Directors and Compensation Committee related to the Plan; (iv) the Registration Statement (including all exhibits thereto); (v) the Plan; and (vi) a certificate from an officer of the Company. We have not made any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures.

In rendering this opinion, we have assumed that at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s Common Stock to accommodate the issuance of the Shares.

This opinion is limited to the laws of the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Plan, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Blank Rome LLP
BLANK ROME LLP